Exhibit 2

Oi S.A. – In Judicial Reorganization

Publicly-Held Company

CNPJ/ME: 76.535.764/0001-43

NIRE 3330029520-8

ANNUAL GENERAL AND EXTRAORDINARY SHAREHOLDERS’ MEETING

EXPRESSION OF VOTE

Rio de Janeiro, April 26, 2019

Messrs. Srs.

Chairman and Secretary of the Annual General And Extraordinary Shareholders’ Meeting of Oi held on April 26, 2019 at 11 a.m.

BRATEL S.à.r.l, a limited liability company (société à responsabilité limitée), incorporated and validly existing under the laws of Luxembourg, with headquarters at 69 boulevard de Ia Pétrusse, 2320, Luxembourg, entered in the commercial register of the Chamber of Commerce of Luxembourg under number B212922, and taxpayer identification number (“CNPJ/ME”) 28.348.452/0001-88 (“Bratel”), represented in accordance with its memorandum of association, by its duly constituted attorneys-in-fact, in the capacity of holder of 294,259,859 (two hundred ninety-four million, two hundred fifty-nine thousand, eight hundred fifty-nine) common shares, registered and without par value of Oi S.A. - In Judicial Reorganization (the “Company”) hereby grants its votes with respect to the following matters on the Agenda of the Annual General And Extraordinary Shareholders’ Meeting, held on April 26, 2019, at 11:00 am:

RESOLUTION NUMBER	MATTER	VOTE
At the Annual General Meeting
1	To analyze the management accounts, examine, discuss and vote on the financial statements related to the fiscal year ended December 31, 2018	ABSTAIN
2	To deliberate on the allocation of the results of the fiscal year ended December 31, 2018	ABSTAIN
3	To establish the annual global amount of compensation for Management and members of the Company’s Fiscal Council	ABSTAIN
4	To elect the members of the Fiscal Council and their respective alternates.	APPROVE

At the Extraordinary General Meeting
5

To deliberate about the amendment and consolidation of the Bylaws with the purpose of converting the Audit, Risk, and Control Committee into a Statutory Audit Committees and to assign its members all of the functions of an audit committee currently exercised by the Fiscal Council, in compliance with applicable U.S. regulations.

ABSTAIN
6	To approve the Long-Term Incentive Plan based on the shares issued by the Company for Executives.	ABSTAIN
7	To approve the Long-Term Incentive Plan based on shares issued by the Company for the members of the Board of Directors.	REJECT
8

To approve the Company’s Loss Replacement Policy, which provides the rules, limits and procedures applicable to the indemnity agreements to be entered into by the Company and its direct and indirect subsidiaries, and their Directors, Officers and employees covered by the Policy, duly supported by the template indemnity agreement to be entered into with each beneficiary.

ABSTAIN
9	Ratification of all acts performed by the Company’s management in the scope of Judicial Reorganization.	APPROVE

Finally, Bratel requests that this statement be received by the chair, numbered and filed at the Company’s headquarters, pursuant to article 130, §1, item “a”, of the Corporations Law, requesting that the chair authenticate and return to the signatories a copy of this vote manifestation, pursuant to article 130, paragraph 1, item “b”, of the Corporations Law.

Sincerely,

/s/ Fernanda Montorfano Gibson

BRATEL S.À.R.L.